Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Imatron Inc.:

     We consent to the incorporation by reference of our report dated February 12, 1999, relating to the consolidated balance sheets of Imatron Inc. and subsidiary as of December 31, 1998, and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Imatron Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


                                                   /s/ KPMG LLP
                                                  -------------------

San Francisco, California
September 15, 1999